UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 28, 2009

Date of Report (Date of earliest event reported)

Commission File No. 0-14225

EXAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-1741481
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

48720 Kato Road, Fremont, CA 94538

(Address of principal executive offices, Zip Code)

(510) 668-7000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(e)	Compensatory Arrangements of Certain Officers

On May 28, 2009, the Compensation Committee of the Board of Directors (the “Committee”) of Exar Corporation (“Exar”) approved Exar’s Fiscal Year 2010 Executive Incentive Program (the “Program”). The Program provides bonus opportunities for fiscal 2010 for Exar’s executive officers (including named executive officers Pedro (Pete) Rodriguez, J. Scott Kamsler, Thomas R. Melendrez and Stephen Michael) and other key employees selected to participate in the Program. Bonuses under the Program will be paid in fully vested shares of Exar common stock, with the total number of shares to be paid under the Program to be determined based on Exar’s net revenue and non-GAAP operating income (loss) for fiscal 2010 against performance goals established by the Committee for purposes of the Program. For purposes of the Program, operating income (loss) is adjusted to exclude certain items from Exar’s operating income as calculated under generally accepted accounting principles. The maximum number of shares that may be issued to all participants pursuant to the Program is approximately 835,000 shares. Any shares issued under the Program will be charged against the applicable share limits of Exar’s 2006 Equity Incentive Plan. The Committee will determine how the total share pool will be allocated among the participants in the Program based on, among other factors, its assessment of the participant’s individual performance during the fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2009

EXAR CORPORATION

By:	/s/ Thomas R. Melendrez
	Name:	Thomas R. Melendrez
	Title:	General Counsel, Secretary and Executive Vice President, Business Development